EXHIBIT C

TRANSACTIONS IN THE SECURITIES OF THE ISSUER DURING THE
PAST SIXTY DAYS BY THE REPORTING PERSONS

No transactions in the shares of Common Stock have been effected by the Reporting Persons or to the best knowledge of the Reporting Persons, by any executive officer, director, managing member, affiliate or subsidiary of any of the Reporting Persons during the last sixty (60) days except the following transactions, each of which was made in a broker’s transaction in the open market:

Reporting Person	Sale/Purchase	Date	No. of Shares	Average Price Per Share
SailingStone	Sale	12/20/2018	246,441	$3.37
SailingStone	Purchase	12/20/2018	300,000	$3.41
SailingStone	Sale	12/21/2018	402,500	$3.36
SailingStone	Purchase	12/21/2018	20,000	$3.36
SailingStone	Purchase	12/24/2018	76,760	$3.14
SailingStone	Sale	12/26/2018	450,373	$3.47
SailingStone	Sale	12/27/2018	317,600	$3.66
SailingStone	Sale	12/28/2018	175,000	$3.63
SailingStone	Sale	12/31/2018	129,300	$3.64
SailingStone	Purchase	01/02/2019	46,812	$3.53
SailingStone	Purchase	01/03/2019	25,000	$3.54
SailingStone	Sale	01/03/2019	12,780	$3.61
SailingStone	Sale	01/04/2019	4,090	$3.88
SailingStone	Sale	01/07/2019	433,134	$4.11
SailingStone	Purchase	01/09/2019	98,000	$4.15
SailingStone	Purchase	01/10/2019	50,000	$4.09
SailingStone	Purchase	01/11/2019	29,058	$4.01
SailingStone	Sale	01/14/2019	35,600	$4.08
SailingStone	Sale	01/16/2019	237,884	$4.04
SailingStone	Sale	01/18/2019	200,000	$3.76
SailingStone	Purchase	01/18/2019	24,690	$3.72
SailingStone	Sale	01/23/2019	200,000	$3.57
SailingStone	Sale	01/24/2019	35,770	$3.58
SailingStone	Purchase	02/01/2019	125,000	$3.88
SailingStone	Purchase	02/04/2019	175,000	$3.83
SailingStone	Purchase	02/05/2019	53,469	$3.89